UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2025

ETHZilla Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38105	90-1890354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2875 South Ocean Blvd, Suite 200 Palm Beach, FL	33480
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 507-0669

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ETHZ	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2025, the Board of Directors (the “Board”) of ETHZilla Corporation (the “Company”, “we” and “us”), with the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Angela Dalton and Michael Edwards (collectively, the “Appointees”) as members of the Board, effective immediately (the “Appointments”). In connection with the Appointments, the Company entered into offer letters with each of Ms. Dalton and Mr. Edwards, which provide for compensation for services as a non-employee director consistent with the compensation generally provided to our other non-employee directors. The Company has already entered into, or plans to enter into, a standard form of indemnity agreement with each of the Appointees, which agreement is filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 9, 2024.

Both Ms. Dalton and Mr. Edwards were appointed as Class I directors of the Company, and will serve as directors until the Company’s 2027 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified, or until their earlier death, resignation or removal.

At the same time, the Board, pursuant to the power provided to the Board by the Company’s Second Amended and Restated Certificate of Incorporation, as amended, set the number of members of the Board at seven (7) members.

The Board determined that Ms. Dalton and Mr. Edwards are “independent” pursuant to the rules of The Nasdaq Stock Market and that Ms. Dalton is independent pursuant to Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended. There are no family relationships between Ms. Dalton or Mr. Edwards and any director or executive officer of the Company.

Upon their appointment to the Board, Ms. Dalton was appointed as a Member of the Audit Committee and as Chairperson of the Compensation Committee (replacing Mr. Andrew Suckling, who will remain on the Compensation Committee as a Member), and Mr. Edwards was appointed as a member of the Nominating and Corporate Governance Committee.

Neither Ms. Dalton nor Mr. Edwards is a party to any material plan, contract or arrangement (whether or not written) with the Company, and there are no arrangements or understandings between Ms. Dalton or Mr. Edwards and any other person pursuant to which Ms. Dalton and Mr. Edwards were selected to serve as a director of the Company, nor are Ms. Dalton or Mr. Edwards a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure.

On December 19, 2025, the Company issued a press release announcing the appointment of the new directors discussed above in Item 5.02.

The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated into this Item 7.01 by reference. The information in this Item 7.01, including Exhibit 99.1  attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 8.01 Other Events

Since December 15, 2025, the Company has sold approximately 24,291 Ether (ETH) for an aggregate of $74.5 million, at an average price of $3,068.69 per ETH. The Company currently holds approximately 69,800 ETH on its balance sheet. The Company currently expects to use all, or a significant portion, of this funding to redeem its outstanding senior secured convertible notes pursuant to the terms of that certain Note Mandatory Redemption Agreement dated December 9, 2025, as previously disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (SEC) on December 10, 2025.

The Company plans to continue to evaluate various capital raising strategies including ETH sales and equity offerings, as it seeks to complete its business plans, including the tokenization of real world assets. Moving forward the Company plans to provide updates regarding material changes in its ETH holdings through future filings with the SEC, or other public announcements, which may include its website (https://ethzilla.com), press releases, and various social media channels, including its X account (x.com/ETHZilla_ETHZ) and its LinkedIn account (https://www.linkedin.com/company/ethzilla/).The contents on the Company’s website and its social media channels are not incorporated by reference in this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press Release dated December 19, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2025

ETHZilla Corporation

By:	/s/ McAndrew Rudisill
	Name:	McAndrew Rudisill
	Title:	Chief Executive Officer

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